EXHIBIT 99.1

                       Qualstar Reports Fiscal 2007 First
                                Quarter Results



    SIMI VALLEY, Calif.--(BUSINESS WIRE)--Nov. 9, 2006--Qualstar(R) Corporation (Nasdaq:QBAK), a manufacturer of automated tape storage solutions, today reported financial results for the first quarter of fiscal 2007 ended September 30, 2006.

    Revenues for the first quarter of fiscal 2007 were $4.7 million, compared to $6.1 million for the same quarter of the prior year. Loss from operations for the first quarter of fiscal 2007 was $960,000 compared to $482,000 for the comparable prior year period. Net loss for the quarter totaled $579,000, or $(0.05) per basic and diluted share compared to a net loss of $211,000, or $(0.02) per basic and diluted share, in the first quarter of last year.

    Tape library segment revenues decreased to $3.9 million for the first quarter of fiscal 2007 from $5.6 million for the same quarter of the prior year. The decrease of $1.7 million, or 30.4% is due to lower TLS and RLS tape library and drive revenues incorporating LTO, AIT, SAIT and DLT tape technology, lower media, service and miscellaneous revenues, partially offset by revenues from our XLS enterprise libraries incorporating LTO tape technology.

    Power supply segment revenues increased to $787,000 for the first quarter of fiscal 2007 from $537,000 for the same quarter of the prior year. The increase of $250,000, or 46.6% is due to growth in both sales to contract manufacturers and distributors.

    Gross margin in the fiscal 2007 first quarter was 27.9 percent, compared to 31.2 percent in the year-ago quarter. The decline in gross margin was primarily related to lower fixed overhead absorption, increased competitive pricing pressures and a change in product mix.

    Research and development expenses for the first quarter of fiscal 2007 were $750,000, or 16.1 percent of revenues, compared to $719,000, or 11.8 percent of revenues, for the year-ago quarter. The increase in research and development expenses was due primarily to higher compensation expenses associated with an increase in personnel and higher engineering expensed ISV units, partially offset by lower consulting expenses.

    Sales and marketing expenses in the 2007 fiscal first quarter were $768,000, or 16.5 percent of revenues, compared to $757,000, or 12.4 percent of revenues, in the same quarter last year. The increase in sales and marketing expenses was attributed primarily to increased advertising expenses, partially offset by lower compensation expenses.

    General and administrative expenses in the first quarter of fiscal 2007 were $744,000, or 16.0 percent of revenues, compared to $910,000, or 14.9 percent of revenues, for the first quarter of fiscal 2006. The decrease in general and administrative expenses in absolute dollars was due primarily to lower legal, accounting and compensation related expenses.

    Cash, cash equivalents and marketable securities were $33.6 million at September 30, 2006, compared with $33.7 million at June 30, 2006. Days sales outstanding (DSOs) were approximately 42 days at September 30, 2006, compared to approximately 50 days at June 30, 2006. Inventory turns were 1.8 times on an annualized basis for the period ended September 30, 2006 and the period ended June 30, 2006.

    "Although revenues for the quarter were slightly below our previous guidance, I am pleased with the recent progress we have made in executing our key business initiatives that I believe will put Qualstar on the path to long term growth," said Bill Gervais, president and chief executive officer of Qualstar. "During the first quarter, we made initial shipments of revenue generating XLS Enterprise Tape Library Systems--an important milestone for the Company and the culmination of four years of product development. Three XLS units were successfully deployed in the quarter and each customer is happy with the overall system performance. The XLS product line represents an extremely important part of our strategy to transition the Company towards the high-end of the tape library marketplace, which is characterized by higher margins and healthy growth opportunities."

    Mr. Gervais continued, "Importantly, XLS is generating significant buzz in the marketplace due to its affordability and highly modular design that provides new levels of intelligence, density, flexibility and scalability to meet current and future data storage requirements. We are encouraged by the level of interest expressed by a growing list of potential customers. While we expect XLS' higher average sales price will result in a longer sales cycle than our other tape library products, we believe XLS will contribute meaningfully to Qualstar's financial results in fiscal 2007."

    Mr. Gervais concluded, "In addition, I continue to be very pleased with the performance of our N2Power business, which generated 47 percent revenue growth on a year-over-year basis. The N2Power business has produced steady and consistent results and this was the tenth consecutive quarter of sequential growth. This has become an increasingly important part of our business and we believe N2Power products are positioned to excel due to strong worldwide demand for smaller and more efficient power supplies."

    Qualstar Corporation Conference Call

    Company management will hold a conference call to discuss its fiscal 2007 first quarter results today at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link under the "Investors" section at www.qualstar.com. Please go to the Website at least 15 minutes early to register, download and install any necessary audio software. A replay of the Webcast will be available for 30 days. Additionally, participants can dial into the live conference call by calling 800-218-0204 or 303-262-2140. An audio replay will be available through November 16, 2006, by calling 800-405-2236 or 303-590-3000, and entering passcode 11074818.

    About Qualstar Corporation

    Qualstar is a manufacturer of automated tape libraries used for backup, archival storage, data protection and disaster recovery. Its products are known throughout the world for their rugged, Simply Reliable design yielding years of trouble-free operation. Qualstar tape libraries are sold, installed and supported worldwide by selected Value Added Resellers, Systems Integrators, Distributors and Original Equipment Manufacturers. Qualstar also designs, manufactures and sells ultra small, high efficiency open-frame switching power supplies under the "N2Power" brand name to OEMs. Qualstar Corporation is publicly traded on the NASDAQ National Market under the symbol QBAK. More information is available at www.qualstar.com or by phone at 805-583-7744.

    Forward-Looking Statements

    Statements in this press release concerning the future business, operating results and financial condition of the Company are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management's current expectations and are subject to a number of uncertainties that could cause actual performance and results to differ materially from the results discussed in the forward-looking statements. Factors that could affect the Company's actual results include the Company's ability to increase sales of its tape libraries which incorporate LTO and SAIT tape drives; whether the Company's initiatives to maintain and increase sales of its tape libraries based on AIT tape technology will be successful; whether development of the Company's new enterprise-class tape libraries will be completed on time and achieve customer acceptance; rescheduling or cancellation of customer orders; unexpected shortages of critical components; unexpected product design or quality problems; and, adverse changes in market demand for tape libraries or other Qualstar products. The Company undertakes no obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Further information on these and other potential factors that could affect the Company's financial results or condition are included in Qualstar's filings with the Securities and Exchange Commission. In particular, reference is made to the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2006, and to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of its Form 10-K and its most recent Quarterly Report on Form 10-Q.



                         QUALSTAR CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               (in thousands, except per share amounts)
                             (UNAUDITED)

                                             -------------------------
                                                Three Months Ended
                                                   September 30,
                                                2006         2005
                                             -------------------------

Net revenues                                      $4,659       $6,102

Cost of goods sold                                 3,357        4,198
                                             -------------------------

Gross profit                                       1,302        1,904
                                             -------------------------

Operating expenses:
 Research and development                            750          719
 Sales and marketing                                 768          757
 General and administrative                          744          910
                                             -------------------------
         Total operating expenses                  2,262        2,386
                                             -------------------------

Loss from operations                                (960)        (482)

Investment Income                                    381          271
                                             -------------------------

Loss before income taxes                            (579)        (211)

Benefit for income taxes                               -            -
                                             -------------------------

Net loss                                           $(579)       $(211)
                                             =========================

Loss per share:
 Basic                                            $(0.05)      $(0.02)
                                             =========================
 Diluted                                          $(0.05)      $(0.02)
                                             =========================

Shares used to compute loss per share:
 Basic                                            12,253       12,253
                                             =========================
 Diluted                                          12,253       12,253
                                             =========================




                         QUALSTAR CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                               ------------- ---------
                                               September 30, June 30,
                                                   2006        2006
                        ASSETS                  (Unaudited)  (Audited)
                                               ------------- ---------

Current assets:
  Cash and cash equivalents                          $6,148    $6,845
  Marketable securities, short-term                  15,679    14,040
  Receivables, net of allowances of $121 as of
   September 30, 2006 and $118 as of June 30,
   2006                                               2,121     2,700
  Inventories, net                                    7,245     7,298
  Prepaid expenses and other current assets             597       511
  Prepaid income taxes                                  166       159
                                               ------------- ---------

         Total current assets                        31,956    31,553
                                               ------------- ---------

Property and equipment, net                             840       924
Marketable securities, long-term                     11,788    12,782
Other assets                                            128       140
                                               ------------- ---------

         Total assets                               $44,712   $45,399
                                               ============= =========

     LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                     $698      $783
  Accrued payroll and related liabilities               323       466
  Other accrued liabilities                           1,212     1,292
                                               ------------- ---------

         Total current liabilities                    2,233     2,541
                                               ------------- ---------

Shareholders' equity:
  Common stock, no par value; 50,000 shares
   authorized, 12,253 shares issued and
   outstanding as of September 30, 2006 and
   June 30, 2006.                                    18,505    18,503
  Accumulated other comprehensive loss                 (197)     (395)
  Retained earnings                                  24,171    24,750
                                               ------------- ---------
         Total shareholders' equity                  42,479    42,858
                                               ------------- ---------

         Total liabilities and shareholders'
          equity                                    $44,712   $45,399
                                               ============= =========




    CONTACT: Qualstar Corporation
             William J. Gervais, (805) 583-7744
             gervais@qualstar.com
             or
             Financial Relations Board
             Lasse Glassen, (310) 854-8313
             lglassen@frbir.com